Exhibit 4.9



                      AHOLD FINANCE U.S.A., INC., as Issuer



                      KONINKLIJKE AHOLD N.V., as Guarantor


                                       and



                      THE CHASE MANHATTAN BANK, as Trustee



                              INDENTURE SUPPLEMENT



                            Dated as of July 20, 2000



                                       to

                                    INDENTURE

                           Dated as of April 29, 1999

                    8 1/4 % Guaranteed Senior Notes Due 2010

          This 2000-A Indenture Supplement (the "2000-A Indenture Supplement") dated as of July 20, 2000 under that certain Indenture (as defined in the first recital) among AHOLD FINANCE U.S.A., INC., a corporation organized under the laws of the State of Delaware, as issuer (the "Issuer"), KONINKLIJKE AHOLD N.V., a company organized under the laws of The Netherlands with its corporate seat in Zaandam (municipality Zaanstad), The Netherlands, as guarantor (the "Guarantor"), and The chase manhattan Bank, a New York banking corporation, as trustee (the "Trustee").

          WHEREAS, the Issuer, the Guarantor and the Trustee are parties to that certain Indenture dated as of April 29,1999, as supplemented by the Indenture Supplement, dated as of April 29, 1999 (such Indenture as so supplemented, the "Indenture");

          WHEREAS, Section 2.6 of the Indenture provides, among other things, that the Issuer, the Guarantor and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of authorizing a series of Securities and to specify terms of such series of Securities;

          WHEREAS, the Issuer has duly authorized the creation of 8 1/4 % Guaranteed Senior Notes due 2010, as provided hereto;

          WHEREAS, the Issuer, the Guarantor and the Trustee are executing and delivering this 2000-A Indenture Supplement in order to provide such Guaranteed Senior Notes;

          WHEREAS, the definition of "Effective Date" is defective as it applies to a dividend on the Issuer's Common Shares where the recipient has the right to elect between cash and Common Shares and the Issuer and the Trustee wish to correct such defect;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Guarantor and the Trustee hereby agree as follows:

          SECTION 1. Definitions. (a) Section 1.1 of the Indenture is hereby amended to change the definition of "Effective Date" in its entirety to read as follows:

          "Effective Date" means (i) in the case of a dividend or distribution on Common Shares in the form of Common Shares which dividend or distribution permits the recipient to elect between cash and Common Shares, the date on which the Common Shares are issued in connection with such dividend or distribution,
(ii) the date on which Common Shares will trade on the Official Segment of Amsterdam Exchanges N.V.'s stock market excluding the relevant right or entitlement relating to an event giving rise to an adjustment of the Conversion Price or (iii) if (i) and (ii) are not applicable, the date on which the relevant event is announced by the Issuer or, if no such announcement is made, the date the relevant issue is made.

          (b) Terms used herein and not otherwise defined herein shall have the meanings set forth in the Indenture. All references to "Sections" shall be to the sections of this 2000-A Indenture Supplement unless otherwise provided herein.

          SECTION 2. Creation of 2000-A. There is hereby created for issuance under this 2000-A Indenture Supplement the Securities designated 8 1/4 % Guaranteed Senior Notes due 2010 (the "2000-A Notes").

          As provided in Section 2.6 of the Indenture, the following terms of such 2000-A Notes are established hereby:

               (1) the title of the 2000-A Notes shall be 8 1/4% Guaranteed Senior Notes due 2010;

               (2) the 2000-A Notes shall be limited initially to an aggregate principal amount of $700 million. The Issuer may from time to time, without the consent of the Holders, create and issue additional 2000-A Notes pursuant to the Indenture, having the same terms and conditions under the Indenture in all respects as the applicable 2000-A Notes (or in all respects save for the date for and amount of the first payment of interest thereon), and guaranteed by the Guarantor to the same extent in all respects as the applicable 2000-A Notes so that the additional 2000-A Notes are consolidated with and form a single series with the previously outstanding applicable 2000-A Notes;

               (3) the principal of the 2000-A Notes shall be paid at maturity on July 15, 2010;

               (4) the 2000-A Notes will bear interest at the rate of 8 1/4 % per annum; the interest payment dates shall be July 15 and January 15 of each year, commencing January 15, 2001, and the record date for the determination of Holders to whom interest is payable shall be the close of business of July 1 and January 1 of each year; interest shall accrue from July 20, 2000;

               (5) principal and interest on the 2000-A Notes shall be payable at the Corporate Trust Office;

               (6) the 2000-A Notes shall be redeemable at the option of the Issuer, in whole but not in part with respect to an applicable series, if the Guarantor becomes obligated to pay Additional Amounts to the Holders of the applicable 2000-A Notes as a result of certain changes in the tax laws of The Netherlands, as provided in Section 10.7 of the Indenture;

               (7) the 2000-A Notes also shall be redeemable at the option of the Issuer as provided in Section 4;

               (8) the 2000-A Notes are to be issued in the form of one or more Global Securities as provided in Section 3;

               (9) the CUSIP number for the 2000-A Notes is 008685AC3; and

               (10) the 2000-A Notes may be issued at various times, but all 2000-A Notes of the series shall otherwise be identical, except for denomination.

          SECTION 3. Global Security. (a) The 2000-A Notes will be issued in the form of a Global Security registered in the name of Cede & Co., as nominee for DTC, which shall function as Depositary until such time as a successor is appointed pursuant to the Indenture. 2000-A Notes will not be issuable in definitive bearer form or, except in the circumstances described in Section 2.7 of the Indenture, in definitive registered form. Except as set forth herein, a Global Security may be transferred, in whole, but not in part, only to a nominee of the Depositary or to a successor of the Depositary or its nominee.

          (b) Interests in the Global Securities will be exchangeable in whole (without change to any Holder) for 2000-A Note certificates only. In such circumstances, the relevant Global Security shall be exchanged in full for 2000-A Note certificates, in accordance with the terms of the Indenture, and the Issuer will, at the cost of the Issuer (but against such indemnity as the Trustee may require in respect of any tax, fee, assessment, charge or other duty of whatever nature which may be levied or imposed in connection with such exchange), cause sufficient definitive 2000-A Note certificates to be executed and delivered to the Trustee for completion, authentication and dispatch to the relevant beneficial owners within 30 days of the relevant event. A person having an interest in a Global Security must provide the Issuer and the Trustee with a written order containing instructions and such other information as the Issuer and the Trustee may require to complete, execute and deliver such definitive 2000-A Note certificates.

          (c) Notwithstanding the provisions of Section 3.1 of the Indenture to the contrary, as long as any 2000-A Notes are evidenced by a Global Security, each payment of interest on such 2000-A Notes will be paid by the Trustee or the relevant paying agent by wire transfer to the Depositary or its nominee.

          SECTION 4. Optional Redemption. (a) The Issuer shall have the right to redeem the 2000-A Notes, at any time, upon not less than 30 nor more than 60 days' notice as provided in the 2000-A Notes, at a redemption price of 100% of the principal amount of the 2000-A Notes to be redeemed, together with accrued and unpaid interest to the redemption date, if any, plus the applicable Make-Whole Premium thereon.

          (b) The applicable Make-Whole Premium for any 2000-A Note to be redeemed shall be equal to (1) the sum of the present values of all of the remaining scheduled payments of principal and interest from the redemption date to the respective due dates for such payments until maturity of such 2000-A Note computed on a semi-annual basis by discounting such payments (assuming a 360-day year consisting of twelve 30-day months) using a rate equal to the Adjusted Treasury Rate (as defined below) plus 20 basis points less (2) the principal amount of such 2000-A Note plus accrued and unpaid interest to the redemption date; provided that if (1) is less than (2), the Make-Whole Premium shall equal zero.

          The term "Adjusted Treasury Rate" shall mean, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

          The term "Comparable Treasury Issue" shall mean the United States Treasury security selected by J.P. Morgan Securities Inc. as having a maturity comparable to the remaining term of the 2000-A Notes to be redeemed that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2000-A Notes.

          The term "Comparable Treasury Price" shall mean, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of such quotations.

          The term "Reference Treasury Dealer" shall mean (1) J.P. Morgan Securities Inc. and its respective successors; (2) Morgan Stanley & Co. Incorporated and its respective successors; provided, however, that if either of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Issuer shall substitute therefor another Primary Treasury Dealer; and (3) any other Primary Treasury Dealer selected by the Issuer.

          The term "Reference Treasury Dealer Quotations" shall mean, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

          (c) From and after the redemption date, if money for the redemption of the 2000-A Notes called for redemption shall have been made available as provided in the Indenture and the 2000-A Notes called for redemption on the redemption date, such 2000-A Notes shall cease to bear interest, and the only right of the Holders of such 2000-A Notes shall be to receive payment of the redemption price and all unpaid interest accrued to the date of redemption.

          SECTION 5. Notices. Notwithstanding anything in the Indenture to the contrary, notices to the Holders shall be given by delivery of the relevant notice, so long as 2000-A Notes are in the form of Global Security, to the Depositary for communication by it to its participants.

          SECTION 6. Modification and Ratification of Indenture. As supplemented and modified by this 2000-A Indenture Supplement, the Indenture is in all respects ratified and confirmed, and the Indenture as so supplemented and modified by this 2000-A Indenture Supplement shall be read, taken and construed as one and the same instrument.

          SECTION 7. Counterparts. This 2000-A Indenture Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original but all of which shall together constitute but one and the same instrument.

          SECTION 8. Governing Law. As provided in Section 13.8 of the Indenture, this 2000-A Indenture Supplement and each 2000-A Note shall be construed in accordance with the laws the State of New York.



                                      * * *

          IN WITNESS WHEREOF, the parties hereto have caused this 2000-A Indenture Supplement to be duly executed, all as of July 20, 2000.


                                          AHOLD FINANCE U.S.A., INC.


                                          By:   /s/ Ernie Smith
                                             -------------------------
                                             Name:    Ernie Smith
                                             Title:   Vice President


Attest:


By:   /s/ Lisa M. Oakes
     ----------------------
     Name:      Lisa M. Oakes
     Title:    Secretary


                                          KONINKLIJKE AHOLD N.V.


                                          By:   /s/ Andre Buitenhuis
                                             ---------------------------
                                             Name:    Andre Buitenhuis
                                             Title:   Senior Vice President
                                                      Finance and Fiscal Affairs






                                          THE CHASE MANHATTAN BANK,
                                            as Trustee


                                          By:    /s/ Glenn W. Andersen
                                             ---------------------------
                                             Name:    Glenn W. Andersen
                                             Title:   Vice President